Exhibit 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2008

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of
  Energy XXI Gulf Coast, Inc.

We have audited the accompanying consolidated balance sheets of Energy XXI Gulf Coast, Inc. (a Delaware Corporation) and subsidiaries (the “Company”) as of June 30, 2008 and 2007, and the related consolidated statements of income, stockholder’s equity and cash flows for the years ended June 30, 2008 and 2007, and for the period from inception (February 7, 2006) through June 30, 2006. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Energy XXI Gulf Coast, Inc. and subsidiaries as of June 30, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years ended June 30, 2008 and 2007, and for the period from inception (February 7, 2006) through June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective July 1, 2007, the Company adopted the provisions of FASB interpretation No. 48: Accounting for uncertainty in income taxes.

/s/ UHY LLP

Houston, Texas
October 16, 2008

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	June 30,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,664	$15,265
Receivables:
Oil and natural gas sales	116,678	55,763
Joint interest billings	21,322	14,377
Insurance and other	3,585	935
Prepaid expenses and other current assets	12,420	17,678
Royalty deposit	4,548	2,175
Deferred income taxes	88,340	-
Derivative financial instruments	2,179	17,131
TOTAL CURRENT ASSETS	251,736	123,324

Oil and gas properties – full cost method of accounting, net of accumulated depreciation, depletion, and amortization	1,561,276	1,491,685
Other Assets
Derivative financial instruments	3,747	616
Deferred income taxes	35,850	355
Debt issuance costs, net of accumulated amortization	17,388	20,986

TOTAL ASSETS	$1,869,997	$1,636,966

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$106,173	$79,559
Advances from joint interest partners	7,487	2,026
Undistributed oil and natural gas proceeds	31,017	-
Accrued liabilities	44,479	24,939
Derivative financial instruments	245,626	1,480
Current maturities of long-term debt	7,093	5,369
TOTAL CURRENT LIABILITIES	441,875	113,373

Long-term debt, less current maturities	944,604	1,045,090
Deferred income taxes	-	14,869
Asset retirement obligations	81,097	63,364
Derivative financial instruments	190,781	4,573
TOTAL LIABILITIES	1,658,357	1,241,269

COMMITMENTS AND CONTINGENCIES (NOTE 10)

STOCKHOLDER’S EQUITY
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 shares issued and outstanding
at June 30, 2008 and 2007	1	1
Additional paid-in capital	436,301	362,562
Retained earnings	60,348	30,370
Accumulated other comprehensive income (loss), net of
income tax expense (benefit)	(285,010)	2,764
TOTAL STOCKHOLDER’S EQUITY	211,640	395,697

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,869,997	$1,636,966

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands)

	Year Ended June 30,
	2008	2007	Period from Inception February 7, 2006 Through June 30, 2006

REVENUES
Oil sales	$394,661	$193,749	$29,056
Natural gas sales	240,447	147,535	18,056
TOTAL REVENUES	635,108	341,284	47,112

COSTS AND EXPENSES
Lease operating expense	141,860	68,985	9,902
Production taxes	8,686	3,595	84
Depreciation, depletion and amortization	300,033	144,961	20,225
Accretion of asset retirement obligation	8,167	3,991	738
General and administrative expense	22,533	21,594	3,485
Loss (gain) on derivative financial instruments	7,227	(2,937)	68
TOTAL COSTS AND EXPENSES	488,506	240,189	34,502

OPERATING INCOME	146,602	101,095	12,610

OTHER INCOME (EXPENSE)
Interest income	1,286	1,521	55
Interest expense	(101,655)	(60,303)	(7,927)
TOTAL OTHER INCOME (EXPENSE)	(100,369)	(58,782)	(7,872)

INCOME BEFORE INCOME TAXES	46,233	42,313	4,738

PROVISION FOR INCOME TAXES	16,255	14,954	1,727

NET INCOME	$29,978	$27,359	$3,011

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
(In Thousands, except share information)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Stockholder’s
	Shares	Value	Capital	Earnings	Income (Loss)	Equity

Inception, February 7, 2006	-	$-	$-	$-	$-	$-
Issuance of common stock	100,000	1	274,492			274,493
Comprehensive income:
Net income				3,011		3,011
Unrealized loss on
derivative financial instruments, net of income tax					(4552)	(4,552)

Total comprehensive loss						(1,541)

Balance, June 30, 2006	100,000	1	274,492	3,011	(4,552)	272,952

Contributions from parent			88,070			88,070
Comprehensive income:
Net income				27,359		27,359
Unrealized gain on
derivative financial instruments, net of income tax					7,316	7,316

Total comprehensive Income						34,675

Balance, June 30, 2007	100,000	1	362,562	30,370	2,764	395,697

Contributions from parent			73,739			73,739
Comprehensive income:				29,978		29,978
Net income
Unrealized loss on
derivative financial instruments, net of income tax					(287,774)	(287,774)

Total comprehensive loss						(257,796)

Balance, June 30, 2008	100,000	$1	$436,301	$60,348	$(285,010)	$211,640

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended June 30,
	2008	2007	Period from Inception February 7, 2006 Through June 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$29,978	$27,359	$3,011
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Deferred income tax expense	16,251	15,818	814
Change in derivative financial instruments	1,086	11,759	1,153
Accretion of asset retirement obligations	8,167	3,991	738
Depreciation, depletion and amortization	300,033	144,961	20,225
Amortization of debt issuance costs	4,186	7,045	306
Changes in operating assets and liabilities:
Accounts receivable	(65,053)	9,155	(26,912)
Prepaid expenses and other current assets	2,885	(8,547)	(5,746)
Accounts payable and other liabilities	78,379	53,892	12,863
Affiliates’ payable	-	(13,982)	2,283
NET CASH PROVIDED BY OPERATING ACTIVITIES	375,912	251,451	8,735

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(34,516)	(717,618)	(448,374)
Capital expenditures	(321,290)	(429,334)	(17,402)
Purchase of derivative instruments	-	-	(3,168)
Escrow deposit and acquisition costs	-	-	(10,025)
Other-net	(260)	2,035	-
NET CASH USED IN INVESTING ACTIVITIES	(356,066)	(1,144,917)	(478,969)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	-	-	274,493
Proceeds from Inter-company Loan	-	-	14,150
Payment on Inter-company Loan	-	-	(14,150)
Proceeds from long-term debt	310,135	1,199,444	117,500
Contributions from parent	73,739	88,070	-
Payments on long-term debt	(410,159)	(349,780)	75,000
Advances from affiliates	-	-	11,699
Debt issuance costs	(588)	(24,353)	(3,984)
Payments on put financing	(5,574)	(8,794)	(330)
NET CASH PROVIDED BY (USED IN) FINANCING
ACTIVITIES	(32,447)	904,587	474,378

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(12,601)	11,121	4,144

CASH AND CASH EQUIVALENTS, beginning of period	15,265	4,144	-

CASH AND CASH EQUIVALENTS, end of period	$2,664	$15,265	$4,144

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:  Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

Principles of Consolidation and Reporting:  Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income or stockholders’ equity.

Revenue Recognition:  We recognize oil and natural gas revenue under the entitlement method of accounting. Under the entitlement method, revenue is recorded when title passes based on our net interest. We record our entitled share of revenues based on entitled volumes and contracted sales prices.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation. Accordingly, our accounting estimates require exercise of judgment. While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Cash and Cash Equivalents:  We consider all highly liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Allowance for Doubtful Accounts:  We establish provisions for losses on accounts receivables if it is determined that collection of all or a part of an outstanding balance is not probable. Collectibility is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method. As of June 30, 2008 and 2007, no allowance for doubtful accounts was necessary.

Oil and Gas Properties:   We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission, (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated. We also allocate a portion of our acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation, Depletion and Amortization:   The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized using the unit-of-production method. Other property, which includes, leasehold improvements, office and computer equipment and vehicles are stated at original cost and are depreciated using the straight-line method over the useful life of the assets, which ranges from three to five years.

Ceiling Test:   Under the full cost method of accounting, we are required to periodically perform a “ceiling test” that determines a limit on the book value of our oil and gas properties. If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related tax effects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A. Future net cash flows are based on period-end commodity prices and exclude future cash outflows related to estimated abandonment costs. We did not have a ceiling test impairment during the years/period ended June 30, 2008, 2007 or 2006.

Capitalized Interest:   Oil and natural gas investments in significant unproved properties and major development projects, on which DD&A expense is not currently recorded and on which exploration or development activities are in progress, qualify for capitalization of interest. Capitalized interest is calculated by multiplying our weighted-average interest rate on debt by the amount of qualifying costs. Capitalized interest cannot exceed gross interest expense. As excluded oil and natural gas costs are transferred to the depreciable base, the associated capitalized interest is also transferred. For the period from inception (February 7, 2006) to June 30, 2006 and for the years ended June 30, 2007 and 2008, we have not capitalized any interest expense.

Asset Retirement Obligations:  Our investment in oil and gas properties includes an estimate of the future cost associated with dismantlement, abandonment and restoration of our properties. These costs are recorded as provided in SFAS No. 143, Accounting for Asset Retirement Obligations. The present value of the future costs are added to the capitalized cost of our oil and gas properties and recorded as a long-term or current liability. The capitalized cost is included in oil and gas properties cost that are depleted over the life of the assets. The estimation of future costs associated with dismantlement, abandonment and restoration requires the use of estimated costs in future periods that, in some cases, will not be incurred until a substantial number of years in the future. Such cost estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors which may be difficult to predict.

Debt Issuance Costs:  Costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the scheduled maturity of the debt utilizing the straight-line method, which approximates the interest method.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments:  We utilize derivative instruments in the form of natural gas and crude oil put, swap and collar arrangements and combinations of these instruments in order to manage the price risk associated with future crude oil and natural gas production. Such derivatives are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Gains or losses resulting from transactions designated as cash flow hedges are recorded at market value and are deferred and recorded, net of related tax impact, in Accumulated Other Comprehensive Income (“AOCI”) as appropriate, until recognized as operating income in our consolidated statement of income as the physical production hedged by the contracts is delivered. Instruments not qualifying for hedge accounting treatment are recorded in the balance sheet and changes in fair value are recognized in earnings.

The net cash flows related to any recognized gains or losses associated with cash flow hedges are reported as oil and gas revenue and presented in cash flow from operations. If a hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production hedged by the contract is delivered.

Income Taxes:  We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and natural gas properties for financial reporting purposes and income tax purposes. For financial reporting purposes, all exploratory and development expenditures are capitalized and depreciated, depleted and amortized on the unit-of-production method. For income tax purposes, only the equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, we may use certain provisions of the Internal Revenue Code which allow capitalization of intangible drilling costs where management deems appropriate. Other financial and income tax reporting differences occur as a result of statutory depletion.

When recording income tax expense, certain estimates are required to be made by management due to timing and to the impact of future events on when income tax expenses and benefits are recognized by us. We may have to periodically evaluate any tax operating loss and other carryforwards to determine whether a gross tax asset, as well as a valuation allowance, should be recognized in our consolidated financial statements.

New Accounting Standards:  We disclose the existence and effect of accounting standards issued but not yet adopted by us with respect to accounting standards that may have an impact on us when adopted in the future.

Accounting for Uncertainty in Income Taxes:   In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”) Accounting for Uncertainty in Income Taxes which is an interpretation of SFAS No. 109 Accounting for Income Taxes. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We believe that FIN 48 may have an impact on our financial statements when there is uncertainty regarding a certain tax position taken or to be taken. In such a situation, the provisions of FIN 48 will be utilized to evaluate measure and record the tax position, as appropriate. We adopted the provisions of FIN 48 effective July 1, 2007 and the adoption did not have a material impact on our consolidated financial statements.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for Fair Value Measurements:   In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The provisions of SFAS No. 157 will be applied prospectively as of the beginning of the fiscal year in which it is initially applied except for, among other items, a financial instrument that was measured at fair value at initial recognition under Statement 133 using the transaction price in accordance with the guidance in footnote 3 of Issue 02-3 prior to initial application of SFAS No. 157. We will adopt the provisions of SFAS No. 157 effective July 1, 2008 and we do not expect the adoption of such statement to have a significant impact on our results of operations or financial position.

Accounting for Registration Payment Arrangements:   In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP amends various authoritative literature notably SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and SFAS Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006, the guidance in the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. This FSP has no impact on our consolidated financial statements for the period from inception (July 25, 2005) to June 30, 2006 or for the years ended June 30, 2007 and June 30, 2008.

Accounting for the Fair Value Option for Financial Assets and Financial Liabilities:   In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. SFAS No. 159 requires that we report unrealized gains and losses on items for which we elect the fair value option in earnings. We are required to adopt the provisions of SFAS No. 159 beginning with our first fiscal quarter in fiscal 2009, although the FASB permits earlier adoption. We will adopt the provisions of SFAS No. 159 effective July 1, 2008 and we do not expect the adoption of such statement to have a significant impact on our results of operations or financial position.

Accounting for Business Combinations:   In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”), which replaces SFAS No. 141, Business Combinations. SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the date of adoption.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Disclosures About Derivative Instruments and Hedging Activities:   In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The use and complexity of derivative instruments and hedging activities have increased significantly over the past several years. Many have expressed concerns that the existing disclosure requirements in SFAS No. 133 do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. Accordingly, SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. We are currently evaluating the impact of SFAS No. 161 and whether to early adopt its provisions.

Determination of the Useful Life of Intangible Assets:   In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for financial statements issued after December 15, 2008. We do not expect the adoption of FSP 142-3 to have a material effect on our results of operations or financial position.

The Hierarchy of Generally Accepted Accounting Principles:   In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. The FASB believes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. We do not expect the adoption of SFAS No. 162 to have a material effect on our results of operations or financial position.

NOTE 2 – ACQUISITIONS

Partnership

In July 2007, our Parent acquired a 49.5% limited partnership interest in the Castex Energy 2007, L.P. (the “Partnership”). The Partnership was formed on May 30, 2007 with Castex Energy, Inc. as general partner and Castex Energy 2005, L.P. as the limited partner. Revenue and expenses are allocated 1% to the general partner and 99% to the limited partners. The Partnership was formed to acquire certain onshore southern Louisiana assets from EPL of Louisiana, L.L.C. effective April 1, 2007 for consideration of $71.7 million.

The Partnership financed the acquisition with a $73 million credit agreement with Lehman Brothers Inc. acting as sole arranger and Lehman Commercial Paper Inc. as administrative agent. The credit agreement required the Partnership to enter into certain derivative transactions and under certain circumstances requires additional capital contributions by the partners of up to $15 million.

The following table presents the allocation of our Parent’s 49.5% interest of the assets acquired and liabilities assumed, based on their fair values on July 1, 2007 (in thousands):

Net working capital	$5,678
Other assets	510
Oil and natural gas properties	29,947
Total Assets	$36,135

Long-term debt	$36,135

On November 30, 2007, our Parent’s proportionate share of the Partnership assets and liabilities were distributed to it.  On December 1, 2007, our Parent transferred to us their distributed share of the Partnership’s net oil and gas properties at book value, $24,448,000.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 2 - ACQUISITIONS (Continued)

The following summarized unaudited pro forma financial information for the year ended June 30, 2008 assumes that the acquisition of the Partnership oil and gas properties had occurred on July 1, 2007. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisition as of July 1, 2007 or the results that will be attained in the future (in thousands):

Year Ended June 30, 2008

Revenues	$643,232
Operating Income	$149,318
Net Income	$30,731

East Cameron Field

In July 2007, we acquired from ExxonMobil for $3.5 million plus assumption of asset retirement obligations, their approximately 30 percent interest in the East Cameron 334/335 Field in the Gulf of Mexico.  We had previously acquired an interest in this field from Pogo Producing Company.

Pogo

On April 24, 2007, we announced that we had conditionally agreed to purchase certain oil and natural gas properties in the Gulf of Mexico (the “Pogo Properties”) from Pogo Producing Company (the “Pogo Acquisition.”) The Pogo Acquisition included working interests in 28 oil and gas fields.

On June 8, 2007, we closed the purchase of these properties for $409.8 million net of approximately $7.8 million in preference rights that were exercised and the assumption of $1.8 million of non current liabilities.

Subsequent to closing it was determined that the preference rights related to the South Pass 49 pipeline would not be exercised so we paid an additional $3 million to Pogo which was accrued at June 30, 2007. We are still waiting on the final settlement statement for the properties operation for the period from the effective date (April 1, 2007) to the closing date. The allocation between evaluated properties and unevaluated properties is preliminary.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values on June 8, 2007 ( in thousands ):

Oil and natural gas properties	$449,223
Asset retirement obligations	(32,244)
Other non current liabilities	(1,842)
Cash paid, including acquisition costs of $461	$415,137

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 2 - ACQUISITIONS (Continued)

Castex

On June 7, 2006, we entered into a definitive agreement with a number of sellers to acquire certain oil and natural gas properties in Louisiana (the “Castex Acquisition”).  We closed the Castex Acquisition on July 28, 2006.  Our cash cost of the acquisition was approximately $311.2 million.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values on July 28, 2006 (in thousands):

Oil and natural gas properties	$318,024
Asset retirement obligations	(5,518)
Cash paid, including acquisition costs of $1,362	$312,506

Pogo and Castex Pro Forma Information (Unaudited)

The following summarized unaudited pro forma financial information for the period from inception (February 7, 2006) through June 30, 2006 and for the year ended June 30, 2007 assumes that the Pogo and Castex Acquisitions had occurred on February 7, 2006.  These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisitions as of February 7, 2006 or the results that will be attained in the future (in thousands).

	Year Ended June 30, 2007	Period from Inception February 7, 2006 through June 30, 2006
Revenues	$471,265	$262,992
Operating Income	$94,453	$42,394
Net Loss	$(1,135)	$(13,428)

Marlin

On February 21, 2006, we entered into a definitive agreement with Marlin Energy, L.L.C. (“Marlin”) to acquire 100 percent of the membership interests in Marlin Energy Offshore, L.L.C. and Marlin Texas GP, L.L.C. and the limited partnership interests in Marlin Texas, L.P. (collectively, the “Oil and Gas Assets”) for total cash consideration of approximately $448.4 million, including acquisition costs of $1.6 million. Total cash consideration included an initial purchase price payment of $421 million, working capital payments of $9.8 million, and purchase price adjustments from the contractual effective date of the transaction (January 1, 2006) through the closing date (April 4, 2006) of $16 million. The Oil and Gas Assets represent interests in oil and natural gas production properties and undeveloped acreage in approximately 34 onshore and offshore fields.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values on April 4, 2006 ( in thousands ):

Net working capital	$358
Insurance receivable	26,614
Acquisition receivable due from Marlin	14,070
Oil and natural gas properties	443,927
Asset retirement obligations	(36,595)
Cash paid, including acquisition costs of $1,607	$448,374

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 2 - ACQUISITIONS (Continued)

Marlin Pro Forma Information (Unaudited)

The following summarized unaudited pro forma financial information for the period from inception (February 7, 2006) through June 30, 2006 assumes that the Marlin Acquisition had occurred on February 7, 2006.  These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisition as of February 7, 2006 or the results that will be attained in the future (in thousands).

Revenues	$157,110
Operating Income	$34,810
Net Loss	$(1,257)

The following table reflects the cash acquisition costs for the year ended June 30, 2008 (in thousands):

Year Ended June 30, 2008

Partnership Acquisition and Closing Adjustment	$27,044
East Cameron 334/335 Field Acquisition	3,521
East Cameron 334/335 Field Closing Adjustment	(136)
POGO Acquisition Closing Adjustment	2,536
Marlin Closing Adjustment	1,523
Castex Acquisition Closing Adjustment	28
$34,516

NOTE 3 - OIL AND GAS PROPERTIES

Oil and gas properties consist of the following (in thousands):

	June 30,
	2008	2007
Oil and gas properties
Proved properties	$1,810,814	$1,412,890
Less: Accumulated depreciation, depletion and amortization	465,219	165,186
Proved properties – net	1,345,595	1,247,704
Unproved properties	215,681	243,981
Oil and gas properties – net	$1,561,276	$1,491,685

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 4 - LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

	June 30,
	2008	2007
First lien revolver	$192,000	$292,024
High yield facility	750,000	750,000
Put premium financing	9,697	8,435
Total debt	951,697	1,050,459
Less current maturities	7,093	5,369
Total long-term debt	$944,604	$1,045,090

Maturities of long-term debt as of June 30, 2008 are as follows (in thousands):

Year Ending June 30,
2009	$7,093
2010	2,604
2011	192,000
2012	—
2013	750,000
Thereafter	—
Total	$951,697

First Lien Revolver

Our first lien revolver was amended and restated on June 8, 2007. This facility is guaranteed by our Parent. This facility has a face value of $700 million and matures on June 8, 2011. The credit facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 1.50 percent to 2.25 percent or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.50 percent to 1.25 percent. However, if an additional equity contribution in an amount of at least $50 million is made by our Parent to us, all of the margins above will be subject to a 0.25 percent reduction. The credit facility is secured by mortgages on at least 85 percent of the value of our proved reserves. Our initial borrowing base under the facility was $425 million.

On November 19, 2007, the credit facility was further amended.  The amendment, among other things, increased the borrowing base to $450 million, of which approximately $192 million was borrowed as of June 30, 2008 and modified the commodity hedge limitations and minimum liquidity during certain periods.  We incurred $0.7 million to amend the first lien revolver including $0.5 million associated with syndicating the credit facility.

Our first lien revolving credit facility requires us to maintain certain financial covenants. Specifically, we may not permit our total leverage ratio to be more than 3.5 to 1.0, our interest rate coverage ratio to be less than 3.0 to 1.0, or our current ratio (in each case as defined in our first lien revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we are subject to various covenants including those limiting dividends and other payments, making certain investments, margin, consolidating, modifying certain agreements, transactions with affiliates, the incurrence of debt, changes in control, asset sales, liens on properties, sale leaseback transactions, entering into certain leases, the allowance of gas imbalances, take or pay or other prepayments, entering into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr., Steven A. Weyel and David West Griffin in their current executive positions, subject to certain exceptions in the event of death or disability to one of these individuals.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 4 - LONG-TERM DEBT (Continued)

The first lien revolving credit facility also contains customary events of default, including, but not limited to non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by us to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period.  As of June 30, 2008, we are in compliance with all covenants.

High Yield Facility

On June 8, 2007 we completed a $750 million private offering of 10 percent Senior Notes due 2013 (“Old Notes”).  As part of the private offering we agreed to use our best efforts to complete an exchange offer, which we completed on October 16, 2007.  In the exchange offer, the Old Notes were exchanged for $750 million of 10 percent Senior Notes due 2013 that have been registered under the Securities Act of 1933 (“New Notes”), with terms substantially the same as the Old Notes.  All of the issued and outstanding Old Notes were exchanged for New Notes.  We did not receive any cash proceeds from the exchange offer.

The notes are guaranteed by our Parent and by each of our existing and future material domestic subsidiaries. We have the right to redeem the new notes under various circumstances and will be required to make an offer to repurchase the new notes upon a change of control and from the net proceeds of asset sales under specified circumstances.  (See Note 15)

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the first lien revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of June 30, 2008 and 2007, our outstanding hedge financing totaled $9.7 million and $8.4 million, respectively.

Interest Expense

Interest expense for the year ended June 30, 2008 was $101.7 million, which includes $4.3 million of amortization of debt issuance costs, interest expense of $96.1 million associated with the high yield facility, the first lien revolver and the Partnership debt and $1.3 million associated with the put premium financing and other. Total interest expense for the year ended June 30, 2007, of $60.3 million, consists of $7.0 million amortization and write-off of debt issuance costs, interest expense of $48.1 million associated with the first lien revolver, second lien facility and the high yield facility, $3.3 million in prepayment penalties and $1.9 million associated with the put premium financing and other. Interest expense for the period ended June 30, 2006 consisted of $7.7 million related to the first and second lien facilities and $0.2 million associated with the put premium financing.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 5 - ASSET RETIREMENT OBLIGATIONS

The following table describes the changes to our asset retirement obligations (in thousands):

	Year Ended June 30,
	2008	2007

Balance at beginning of year	$75,829	$37,844
Liabilities acquired	12,863	37,762
Liabilities incurred	12,230	4,618
Liabilities settled	(21,500)	(4,614)
Revisions in estimated cash flows	10,225	(3,772)
Accretion expense	8,167	3,991
Total balance at end of year	97,814	75,829
Less current portion	16,717	12,465
Long-term balance at end of year	$81,097	$63,364

NOTE 6 - DERIVATIVE FINANCIAL INSTRUMENTS

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas. We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction. With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2008 resulted in a decrease in crude oil and natural gas sales in the amount of $78.9 million. For the year ended June 30, 2008, we recognized a gain of approximately $0.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized loss of approximately $3.9 million and an unrealized loss of approximately $2.7 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2007 resulted in an increase in crude oil and natural gas sales in the amount of $32.4 million. For the year ended June 30, 2007, we recognized a loss of approximately $0.7 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $3.3 million and an unrealized gain of approximately $0.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 6 - DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the period from inception (February 7, 2006) through June 30, 2006 resulted in an increase in oil and natural gas sales in the amount of $1.4 million. During the period from inception (February 7, 2006) through June 30, 2006, we recognized income of $119,736 related to the net price ineffectiveness of our hedged crude oil and natural gas contracts. Cash settlements on derivative contracts not designated as hedges resulted in a loss of $187,300 for the period from inception (February 7, 2006) through June 30, 2006.

As of June 30, 2008, we had the following contracts outstanding (Asset (Liability) and Fair Value Gain (Loss) in thousands):

	Crude Oil				Natural Gas
			Total				Total		Total
	Volume	Contract	Asset	Fair Value	Volume	Contract	Asset	Fair Value	Asset	Fair Value
Period	(MBbls)	Price (1)	(Liability)	(Loss)	(MMMBtus)	Price (1)	(Liability)	(Loss)	(Liability)	(Loss) (2)
Puts
7/08 – 6/09	53	$60.00	$(15)	$(138)	230	$8.00	$(13)	$(135)	$(28)	$(273)
Put Spreads
7/08 – 6/09	1,002	85.00/110.00	5,326	489	3,350	5.87/7.73	(3,262)	(3,422)	2,064	(2,933)
7/09 – 6/10	552	85.00/110.00	3,747	798					3,747	798
			9,073	1,287			(3,262)	(3,422)	5,811	(2,135)
Swaps
7/08 – 6/09	1,776	76.85	(111,209)	(72,322)	9,500	9.00	(41,960)	(29,419)	(153,169)	(101,741)
7/09 – 6/10	987	70.94	(63,992)	(41,610)	6,550	8.33	(22,180)	(14,417)	(86,172)	(56,027)
7/10 – 6/11	364	70.95	(22,278)	(14,483)	2,660	8.12	(6,814)	(4,429)	(29,092)	(18,912)
			(197,479)	(128,415)			(70,954)	(48,265)	(268,433)	(176,680)
Collars
7/08 – 6/09	670	73.78/102.26	(28,824)	(18,736)	2,020	7.90/10.30	(6,501)	(1,379)	(35,325)	(20,115)
7/09 – 6/10	776	76.53/105.94	(30,475)	(19,809)	273	8.00/8.85	(872)	-	(31,347)	(19,809)
7/10 – 6/11	302	76.49/104.68	(11,603)	(7,542)					(11,603)	(7,542)
			(70,902)	(46,087)			(7,373)	(1,379)	(78,275)	(47,466)
Three-Way Collars
7/08 – 6/09	697	53.97/67.37/79.13	(43,160)	(28,054)	3,660	5.87/7.84/10.01	(12,372)	(8,042)	(55,532)	(36,096)
7/09 – 6/10	326	52.79/67.44/81.41	(18,773)	(12,203)	2,510	6.00/8.14/9.94	(5,826)	(3,787)	(24,599)	(15,990)
7/10 – 6/11	97	51.27/66.27/82.03	(5,270)	(3,426)	860	6.00/8.21/9.92	(1,346)	(875)	(6,616)	(4,301)
			(67,203)	(43,683)			(19,544)	(12,704)	(86,747)	(56,387)
Total			$(326,526)	$(217,036)			$(101,146)	$(65,905)	$(427,672)	$(282,941)

       (1)    The contract price is weighted-averaged by contract volume.
(2)	The gain on derivative contracts is net of applicable income taxes.

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal. At June 30, 2008, we had no deposits for collateral with our counterparties.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 6 - DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

On June 26, 2006, we entered into an interest rate costless collar to mitigate the risk of loss due to changes in interest rates.  The dollar amount hedged was $75 million with the interest rate collar being 5.45 percent to 5.75 percent.  At June 30, 2008, we had deferred $2.1 million, net of tax benefit, in losses in OCI related to this instrument.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

	Year Ended June 30,
	2008	2007

Balance at beginning of year	$2,764	$(4,552)
Hedging activities:
Change in fair value of crude oil and natural gas hedging positions	(286,043)	7,783
Change in fair value of interest rate hedging position	(1,731)	(467)
Balance at end of year	$(285,010)	$2,764

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 7 - SUPPLEMENTAL CASH FLOW INFORMATION

The following represents our supplemental cash flow information (in thousands):

	Year Ended June 30,
	2008	2007	Period from Inception February 7, 2006 Through June 30, 2006

Cash paid for interest	$97,937	$48,630	$4,760
Cash paid (received) for income taxes	(2,000)	2,400	-

The following represents our non-cash investing and financing activities (in thousands):

	Year Ended June 30,
	2008	2007	Period from Inception February 7, 2006 Through June 30, 2006

Additions to property and equipment by recognizing accounts payables	$48,595	$50,866	$5,986
Put premiums acquired through financing	7,097	-	16,958
Common stock issued through recognition of a receivable	-	-	7,326
Additions to property and equipment by recognizing asset retirement obligations	5,803	4,618	511
Capital expenditures submitted for insurance reimbursement that were incurred by recognizing accounts payable	-	-	13,438
Unit purchase options issued to underwriters	-	-	8,157

NOTE 8 - RELATED PARTY TRANSACTIONS

During the years ended June 30, 2008 and 2007, we received capital contributions of $73.7 million and $88.1 million, respectively, from our Parent.

The Company has no employees; instead it receives management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company.  Other services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services.  Cost of these services for the years ended June 30, 2008 and 2007 was approximately $21.4 million and $18.4 million, and is included in general and administrative expense.  Cost of these services from inception (February 7, 2006) through June 30, 2006 was approximately $2.3 million, and is included in general and administrative expense in the accompanying consolidated statement of income.

NOTE 9 - HURRICANES KATRINA AND RITA

We acquired properties that were damaged by hurricanes Katrina and Rita. Our insurance coverage is an indemnity program that provides for reimbursement after funds are expended.

In January 2007, we reached a global settlement for $38.8 million with our insurance carrier. The entire amount has been received.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Litigation:  We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material affect on our financial position or results of operations.

Letters of Credit and Performance Bonds:  We had $0.8 million in letters of credit and $11.9 million of performance bonds outstanding as of June 30, 2008.

Drilling Rig Commitments:  We have entered into four drilling rig commitments, one commencing on January 28, 2008 at $100,000 per day until well completion with an option for extension, one commencing on March 24, 2008 at $20,500 per day until well completion, one commencing on April 24, 2008 at $24,000 per day until well completion and one commencing on May 18, 2008 at $60,000 per day until well completion.  The preceding commitments extend past June 30, 2008, however, the commitment amounts cannot be calculated since the well completion dates are not known.

NOTE 11 - INCOME TAXES

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes with respect to which Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited (the indirect “Foreign Parent”) indirectly owns 100% of U.S. Parent.  FASB Statement 109 provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated group should be based upon a reasonable allocation of the income tax amounts of the consolidated group. Accordingly, the income tax amounts presented herein have been computed by applying the provisions of FASB Statement 109 to Energy XXI and its subsidiaries as if it were a separate consolidated group.

We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure.

The components of our income tax provision are as follows (in thousands):

	Year Ended June 30,
	2008	2007	Period from Inception February 7, 2006 Through June 30, 2006

Current	$4	$(864)	$913
Deferred	16,251	15,818	814
Tax provision	$16,255	$14,954	$1,727

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 11 - INCOME TAXES (Continued)

The following is a reconciliation of statutory income tax expense to our income tax provision (in thousands):

	Year Ended June 30,
	2008	2007	Period from Inception February 7, 2006 Through June 30, 2006

Income before income taxes	$46,233	$42,313	$4,738
Statutory rate	35%	35%	35%
Income tax expense computed at statutory rate	16,182	14,809	1,658
Reconciling items:
State income taxes, net of federal tax benefit	103	981	50
Other	(30)	(836)	19
Tax provision	$16,255	$14,954	$1,727

Deferred income taxes primarily represent the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The components of our deferred taxes are detailed in the table below (in thousands):

	June 30,
	2008	2007
Deferred tax assets:
Derivative instruments	$155,947	$-
Tax loss carryforwards	60,729	88,996
Asset retirement obligation	33,976	26,540
Other	2,657	355
Total deferred tax assets	253,309	115,891

Deferred tax liabilities:
Oil and gas properties	116,138	126,145
State tax obligation	1,100	4,260
Other	11,881
Total deferred tax liabilities	129,119	130,405

Net deferred tax assets (liabilities)	$124,190	$(14,514)

Reflected in the accompanying balance sheet as:
Current deferred tax asset	$88,340	$-
Non-current deferred tax asset	35,850	355
Current deferred tax liability	-	(14,869)

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 11 - INCOME TAXES (Continued)

At June 30, 2008, US Parent had a consolidated federal income tax net operating loss carryforward (“NOLs”) of approximately $173.4 million and a state income tax net operating loss carryforwards of approximately $3.4 million, which will expire in various amounts beginning in 2022 and ending in 2027.  Energy XXI is a member of the consolidated group and a significant contributor to the consolidated NOLs.

Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize its NOLs if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership percentage of certain shareholders in the stock of the corporation by more than 50 percentage points over a three year period. In the event of an ownership change, utilization of the NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax exempt rate (which is 4.57% for the month of June 2008). Any unused annual limitation may be carried over to later years. The amount of the limitation may, under certain circumstances, be increased by the built-in gains held by the Company at the time of the ownership change that are recognized in the five year period after the change. Section 382 is generally applicable to the consolidated NOLs and any ownership changes under Section 382 would generally be measured with respect to the stock holdings of our indirect Foreign Parent.

We are currently assessing the stock issuances during the year to determine if an ownership change may have occurred.  In the event there has been an ownership change, management has determined that any applicable annual limitation should be sufficient to allow Parent to utilize the NOLs during their carryforward period and that no valuation allowance is required. In addition, if Energy XXI were to leave the consolidated group; and, therefore no longer be a member of the consolidated group, Parent would have the ability to elect to allocate some portion of the consolidated 382 limitation to us as a departing member of the group.

Our Parent filed the initial consolidated income tax return for the tax year ended June 30, 2006 and also our June 30, 2007 tax return.  The tax years ended June 30, 2006 and June 30, 2007 are open for examination by the U.S. and State taxing authorities.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 12 - CONCENTRATIONS OF CREDIT RISK

Major Customers:  We market substantially all of our oil and natural gas production from the properties we operate. We also market more than half of our oil and natural gas production from the fields we do not operate. The majority of our operated gas, oil and condensate production is sold to a variety of purchasers under short-term (less than 12 months) contracts at market-based prices.  The following table identifies customers from whom we derived 10 percent or more our net oil and natural gas revenues during the years ended June 30, 2008 and 2007 and during the period from inception (July 25, 2005) through June 30, 2006.  Based on the availability of other customers, we do not believe the loss of any of these customers would have a significant effect on our operations or financial condition.

	Year Ended June 30,
	2008	2007	Period from Inception February 7, 2006 Through June 30, 2006
	(Percent of Total Revenue)
Customer
Shell Trading Company	62%	35%	-
Chevron, USA	-	-	57%
Louis Dreyfus Energy Services, LP	-	-	14%

Accounts Receivable:  Substantially all of our accounts receivable result from oil and natural gas sales and from joint interest billings to third parties. This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Based on the current demand for oil and natural gas, we do not expect that termination of sales to any of our current purchasers would have a material adverse effect on our ability to find replacement purchasers and to sell our production at favorable market prices.

Derivative Instruments:  Derivative instruments also expose us to credit risk in the event of nonperformance by counterparties. Generally, these contracts are with major investment grade financial institutions and other substantive counterparties. We believe that our credit risk related to the futures and swap contracts is no greater than the risk associated with the primary contracts and that the elimination of price risk through our hedging activities reduces volatility in our reported results of operations, financial position and cash flows from period to period and lowers our overall business risk.

Cash and Cash Equivalents:  We are subject to concentrations of credit risk with respect to our cash and cash equivalents, which we attempt to minimize by maintaining our cash and cash equivalents with major high credit quality financial institutions. At times cash balances may exceed limits federally insured by the Federal Deposit Insurance Corporation.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

We include fair value information in the notes to the consolidated financial statements when the fair value of our financial instruments is different from the book value.  We believe that the carrying value of our cash and cash equivalents, receivables, accounts payable, accrued liabilities and short-term and long-term debt, other than our high yield facility,  materially approximates fair value due to the short-term nature and the terms of these instruments.  We believe that the fair value of our high yield facility as of June 30, 2008 was $698 million.

NOTE 14 - PREPAYMENTS AND ACCRUED LIABILITIES

Prepayments and accrued liabilities consist of the following (in thousands):

	June 30,
	2008	2007
Prepaid expenses and other current assets
Advances to joint interest partners and other	$12,420	$15,678
Estimated federal tax payments	-	2,000
Total prepaid expenses and other current assets	$12,420	$17,678

Accrued liabilities
Asset retirement obligations-current	$16,717	$12,465
Interest	5,269	5,795
Accrued hedge payable	20,153	-
Due to Pogo for non-exercise of preferential rights	-	3,000
Other	2,340	3,679
Total accrued liabilities	$44,479	$24,939

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 15 - SUBSEQUENT EVENTS

Repurchase of Debt

Subsequent to June 30, we purchased a total of $67,500,000 total face amount of the June 2013 bonds at an average cost of 87.10, or $58,792,500, plus accrued interest of an incremental $987,083 for a total cost of $59,779,583. The purchased bonds remain outstanding and accrue interest at 10 percent. The $8,707,500 pre-tax gain on the bonds repurchased will be deferred and amortized over the remaining life of the bonds as it is likely the bonds will be reissued in the near term.

Hurricanes Gustav and Ike

On September 1, 2008 Hurricane Gustav passed directly over our South Pass 49 and South Timbalier 21 fields and made landfall just west of Port Fourchon, Louisiana, which serves as a critical industry shore base. Inspections to date have revealed limited damage to our facilities from Hurricane Gustav, although additional sub-sea assessments and systems tests are needed before the full extent of damage will be known. Widespread electrical power outages and extensive road and waterway closures in south Louisiana have restricted access to shore bases and critical third-party services, delaying the resumption of operations. Damage assessments to date indicate that our total clean-up and repair costs will be capped at its $7.5 million insurance deductible. We do not purchase business interruption insurance.

In September 2008, Hurricane Gustav was followed by Hurricane Ike. We are still evaluating the extent of the damage caused by Hurricane Ike.

Insurance Note

On July 22, 2008, we entered into a note to finance a portion of our insurance premiums. The note is for a total face amount of $17.2 million and bears interest at an annual rate of 3.249 percent. The note amortizes over the remaining term of the insurance, which renews June 30, 2009.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 16 - SUPPLEMENTARY FINANCIAL INFORMATION - UNAUDITED

The supplementary data presented herein reflects information for all of our oil and gas producing activities.  Costs incurred for oil and gas property acquisition, exploration and development activities follows:

	Year Ended June 30,
	2008	2007	Period from Inception February 7, 2006 Through June 30, 2006
	(In Thousands)
Oil and Gas Activities
Property acquisition
Proved	$51,898	$632,707	$393,087
Unproved	1,892	134,340	50,840
Exploration costs	114,639	67,140	—
Development costs	205,681	362,219	18,002
Total costs incurred	374,110	1,196,406	461,929
Less acquisitions	(34,516)	(717,618)	(448,374)
Less asset retirement obligations and other – net	(18,304)	(49,454)	3,847
Capital expenditures	$321,290	$429,334	$17,402

We excluded the following costs related to unproved property costs and major development projects:

	Year Ended June 30,
	2008	2007	Period from Inception February 7, 2006 Through June 30, 2006
	(In Thousands)

Unevaluated properties	$215,681	$243,981	$50,840
Wells in progress	57,692	7,185	—
	$273,373	$251,166	$50,840

Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on relative value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir. The wells in progress will be transferred into the amortization base during fiscal 2009 when the results of the drilling activities are known.

Estimated Net Quantities of Oil and Natural Gas Reserves

The following estimates of the net proved oil and natural gas reserves of our and gas properties located entirely within the United States of America, are based on evaluations prepared by our engineers and third-party reservoir engineers. Reserves were estimated in accordance with guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions with no provisions for price and cost changes except by contractual arrangements. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise that those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 16 - SUPPLEMENTARY FINANCIAL INFORMATION - UNAUDITED (Continued)

Estimated quantities of proved domestic oil and gas reserves and changes in quantities of proved developed and undeveloped reserves in thousands of barrels (“MBbls”) and thousands of cubic feet (“MMcf”) for each of the periods indicated were as follows:

	Crude Oil	Natural Gas	Total
	(MBbls)	(MMcf)	(MBOE)
Proved reserves at inception February 7, 2006	—	—	—
Production	(446)	(2,459)	(856)
Revisions of previous estimates	106	436	179
Purchases of minerals in place	14,160	66,674	25,272
Proved reserves at June 30, 2006	13,820	64,651	24,595
Production	(2,852)	(18,369)	(5,914)
Extensions and discoveries	4,726	37,235	10,932
Revisions of previous estimates	(523)	(16,233)	(3,229)
Sales of reserves	(224)	(991)	(389)
Purchases of minerals in place	15,393	85,539	29,650
Proved reserves at June 30, 2007	30,340	151,832	55,645
Production	(4,959)	(27,716)	(9,578)
Extensions and discoveries	2,520	7,410	3,755
Revisions of previous estimates	1,909	(11,033)	70
Sales of reserves	(21)	(141)	(45)
Purchases of minerals in place	176	8,846	1,651
Proved reserves at June 30, 2008	29,965	129,198	51,498

Proved developed reserves
June 30, 2006	8,922	42,246	15,963
June 30, 2007	20,978	96,751	37,103
June 30, 2008	19,793	77,991	32,792

Standardized Measure of Discounted Future Net Cash Flows

A summary of the standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves is shown below. Future net cash flows are computed using year end commodity prices, costs and statutory tax rates (adjusted for tax credits and other items) that relate to our existing proved crude oil and natural gas reserves.

The standardized measure of discounted future net cash flows related to proved oil and gas reserves as of June 30, 2008, 2007 and 2006 are as follows (in thousands):

	June 30,
	2008	2007	2006

Future cash inflows	$5,969,185	$3,197,234	$1,356,910
Less related future
Production costs	986,630	531,253	321,502
Development costs	660,124	582,664	231,692
Income taxes	1,036,581	253,350	144,669
Future net cash flows	3,285,850	1,829,967	659,047
Ten percent annual discount for estimated timing of cash flows	776,151	436,813	184,549
Standardized measure of discounted future net cash flows	$2,509,699	$1,393,154	$474,498

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 16 - SUPPLEMENTARY FINANCIAL INFORMATION - UNAUDITED (Continued)

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved crude oil and natural gas reserves follows (in thousands):

	Year Ended June 30,
	2008	2007	Period from Inception February 7, 2006 Through June 30, 2006

Beginning of year/period	$1,393,154	$474,498	$—
Revisions of previous estimates
Changes in prices and costs	1,628,049	119,317	(22,732)
Changes in quantities	20,088	(58,122)	19,294
Additions to proved reserves resulting from extensions,
discoveries and improved recovery, less related costs	207,597	298,677	—
Purchases of reserves in place	109,877	859,709	620,040
Sales of reserves in place	(1,641)	(5,085)	—
Accretion of discount	158,599	57,868	—
Sales, net of production costs	(484,562)	(268,704)	(37,126)
Net change in income taxes	(598,896)	(88,656)	(103,941)
Changes in rate of production and other	77,434	3,652	(1,037)
Net change	1,116,545	918,656	474,498

End of year/period	$2,509,699	$1,393,154	$474,498